UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM SB-2
Registration Statement under the Securities Act of 1933

TECTON CORPORATION
(Name of Small Business Issuer in its Charter)

NEVADA	1000	N/A
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Bettlistrasse 35
8600 Dübendorf, Switzerland
(702) 387 2382
(Address and telephone number of principal executive offices)

CSC Services of Nevada, Inc.
502 E. John Street
Carson City, Nevada 89706 USA
(775) 882 3072

(Name, address and telephone number of agent for service)

With a copy to:
Penny Green
Bacchus Corporate and Securities Law
701 Fifth Avenue, Suite 4200
Seattle, Washington 98104
Telephone 206 262 7310
Facsimile 206 262 8001

Approximate Date of Proposed Sale to the Public: Not applicable.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [ ]

This Post-Effective Amendment No. 1 to Form SB2 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Commission, acting pursuant to Section 8(c), may determine.

TECTON CORPORATION

DEREGISTRATION OF SECURITIES

A Registration Statement on Form SB-2, as amended (the “Registration Statement”), was filed by Tecton Corporation (the “Company”) and was declared effective by the Securities and Exchange Commission on April 18, 2007. The Registration Statement registered 33,858,000 shares of the Company’s common stock, owned by approximately 85 selling shareholders, and 550,000 shares of common stock underlying warants. These 34,408,000 shares of the Company’s common stock were registered to be sold by selling shareholders at an initial price of $0.25 per share and thereafter at privately negotiated prices.

The Company has decided to reduce the size of the offering by decreasing the number of registered shares offered by 65 shareholders. The Company will deregister in total 14,040,890 common shares registered in the name of the 65 shareholders which remain unsold. The total number of shares registered will be reduced from 34,408,000 to 20,367,110.

This Post-Effective Amendment No. 1 deregisters the following:

1.	300,000 shares of common stock, registered in the name of Hans Altherr

2.	50,000 shares of common stock, registered in the name of Ruth Altherr

3.	100,000 shares of common stock, registered in the name of Sarah Altherr

4.	100,000 shares of common stock, registered in the name of Cesarino Angelo Baumann

5.	50,000 shares of common stock, registered in the name of Madeleine Blum-Nadler

6.	40,000 shares of common stock, registered in the name of Eduard Boniakowski

7.	100,000 shares of common stock, registered in the name of Johann Peter Bruhin

8.	140,000 shares of common stock, registered in the name of Franz Burri

9.	22,000 shares of common stock, registered in the name of Armando Calvano

10.	1,000,000 shares of common stock, registered in the name of Casey Danielson

11.	50,000 shares of common stock, registered in the name of Carlo Delgrosso

12.	50,000 shares of common stock, registered in the name of Alessandra Margherita Domeniconi

13.	100,000 shares of common stock, registered in the name of Orazio Domeniconi

14.	50,000 shares of common stock, registered in the name of Rosamaria Domeniconi

15.	1,240,000 shares of common stock, registered in the name of Michael Forster

16.	40,000 shares of common stock, registered in the name of Vergeres Gilbert

17.	100,000 shares of common stock, registered in the name of Violet Green

18.	10,000 shares of common stock, registered in the name of Lynette Gubler

19.	40,000 shares of common stock, registered in the name of Thomas Isak

20.	100,000 shares of common stock, registered in the name of Joachim Kubistin

21.	200,000 shares of common stock, registered in the name of Jochen Reff-Kugler

22.	15,000 shares of common stock, registered in the name of Thomas Lorenz

23.	30,000 shares of common stock, registered in the name of Ehrbar Marcel

24.	80,000 shares of common stock, registered in the name of Daniele Della Morte

25.	500,000 shares of common stock, registered in the name of Theophil Mueller

26.	2,000,000 shares of common stock, registered in the name of Ralf Naef

27.	1,000,500 shares of common stock, registered in the name of Douglas Oliver

28.	15,000 shares of common stock, registered in the name of Doris Renidear

29.	20,000 shares of common stock, registered in the name of Robert Ricci

30.	100,000 shares of common stock, registered in the name of Salvatore Ruotolo

31.	2,000,000 shares of common stock, registered in the name of Emil Summermatter

32.	32,000 shares of common stock, registered in the name of Markus Tschudin

33.	40,000 shares of common stock, registered in the name of Ueli Voegelin

34.	100,000 shares of common stock, registered in the name of Sonja Voigt

35.	100,000 shares of common stock, registered in the name of Emilio Teodoro Leone Zanetti

36.	75,000 shares of common stock, registered in the name of Giovanni Caminiti

37.	75,000 shares of common stock, registered in the name of Gil & Marilyn Cornblum

38.	150,000 shares of common stock, registered in the name of William Elston

39.	145,000 shares of common stock, registered in the name of Kirk Exner

40.	150,000 shares of common stock, registered in the name of William Galine

41.	75,000 shares of common stock, registered in the name of Mike Greaves

42.	17,500 shares of common stock, registered in the name of Chris Halkai

43.	75,000 shares of common stock, registered in the name of John Hansen

44.	540,000 shares of common stock, registered in the name of Mathew Harrington

45.	75,000 shares of common stock, registered in the name of Clinton Joseph

46.	56,250 shares of common stock, registered in the name of Sam & Anna Wex Jtwros

47.	450,000 shares of common stock, registered in the name of Rob Krahn

48.	22,500 shares of common stock, registered in the name of Gail E.Leary

49.	110,000 shares of common stock, registered in the name of Taylor Little

50.	42,500 shares of common stock, registered in the name of Damian Lowry

51.	540,000 shares of common stock, registered in the name of Arved Meyer

52.	52,500 shares of common stock, registered in the name of Hesham Osman

53.	93,750 shares of common stock, registered in the name of Anna Pert

54.	93,750 shares of common stock, registered in the name of Ken Pert

55.	540,000 shares of common stock, registered in the name of Don Pica

56.	340,000 shares of common stock, registered in the name of Lawrence Roulston

57.	37,500 shares of common stock, registered in the name of Rob Saikaley

58.	75,000 shares of common stock, registered in the name of Keith Schaefer

59.	152,000 shares of common stock, registered in the name of Alfred Specogna

60.	75,000 shares of common stock, registered in the name of Jeff Sundar

61.	37,500 shares of common stock, registered in the name of Kenneth R.Tangen

62.	30,000 shares of common stock, registered in the name of Christos Theodossiou

63.	120 shares of common stock, registered in the name of Brigitte Weiss

64.	20 shares of common stock, registered in the name of Pascal Weiss

65.	500 shares of common stock, registered in the name of Gerald Wong all of which remain unsold.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zurich, Switzerland on October 1, 2007.

TECTON CORPORATION

By:	/s/ Norman Meier
Norman Meier
Director, President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Norman Meier
Norman Meier	Director, President, Chief
	Executive Officer	October 1, 2007

/s/ Bruno Weiss
Bruno Weiss	Director, Chief Financial
	Officer, Principal Accounting	October 1, 2007
Officer, Secretary